UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

☒ Filed by the Registrant    ☐ Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Campbell Soup Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT RELATING

TO 2024 ANNUAL MEETING OF SHAREHOLDERS

On October 9, 2024, Campbell Soup Company (the “Company”) filed with the Securities and Exchange Commission its Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) for the Company’s 2024 Annual Meeting of Shareholders to be held on November 19, 2024. The purpose of this supplement is solely to provide additional disclosure regarding the proponent of a shareholder proposal. Except as described herein, this supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement or the accompanying proxy card. This supplement should be read with the Proxy Statement, and, from and after the date of this supplement, any references to the Proxy Statement will be deemed to include the Proxy Statement as supplemented hereby.

Proponent of the Shareholder Proposal

Item 5 was submitted for inclusion in the Proxy Statement by The Accountability Board, Inc., 401 Edgewater Pl #600, Wakefield, MA 01880, the owner of least $25,000 in Company stock held continuously for at least one year as of June 7, 2024.

The full text of the shareholder proposal and the Company’s statement of opposition are available at the link below on pages 78-79 of the Proxy Statement:

https://www.sec.gov/ix?doc=/Archives/edgar/data/16732/000130817924000757/cpb4347611-def14a.htm

For the reasons stated in the Proxy Statement, the Board of Directors unanimously recommends a vote “AGAINST” this shareholder proposal.